Exhibit 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President	[Graphic]
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS IMPROVED SIX MONTH EARNINGS

York, Pennsylvania, August 6, 2004: The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the second quarter and the first six months of 2004.

President Osman reported that quarterly operating revenues of $5,498,000 increased 8.9% over the second quarter of 2003, and that quarterly net income of $1,050,000 was the same as the second quarter of 2003. Second quarter 2004 net income was reduced by approximately $93,000 due to a non-recurring termination settlement. President Osman also reported that the first six months’ operating revenues of $10,861,000 increased 10.8% over the first six months of 2003, and that net income of $2,627,000 increased 45.4% compared to the first six months of 2003. The increase in net income is attributed to a non-recurring after-tax gain on the sale of land, increased revenues and controlled costs.

During the first half of 2004, the Company incurred $15.4 million on construction projects, primarily on the Susquehanna River Pipeline project, and additionally to expand its service territory. The Pipeline Project will increase capacity by 50%, or 12 million gallons per day, and will allow the Company to meet the water needs of its current and future customers, and will set aside the possibility of water rationing, plant closings and discontinued operations associated with drought emergencies and water restrictions.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months

	2004	2003	2004	2003

Water Operating Revenues	$5,498	$5,048	$10,861	$9,806
Net Income	$1,050	$1,050	$2,627	$1,807
Average Number of Common Shares Outstanding	6,427	6,373	6,427	6,373
Basic Earnings Per Common Share	$0.16	$0.16	$0.41	$0.28
Dividends Paid Per Common Share	$0.145	$0.135	$0.290	$0.270

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